Exhibit 99.1

EnergySolutions Announces Fourth Quarter and Full Year 2010 Results

SALT LAKE CITY, UT – (MARKET WIRE) – March 30, 2011 -- EnergySolutions, Inc. (NYSE: ES - the “Company”), a leading provider of specialized, technology-based nuclear services to government and commercial customers, announced financial results for the Company's fourth quarter and full year ended December 31, 2010.

Full Year 2010 Summary

●	Revenue of $1.75 billion
●	Net loss attributable to EnergySolutions of $22.0 million, or ($0.25) per share
●	Net loss attributable to EnergySolutions before non-cash impact of amortization of intangible assets of ($0.06) per share
●	EBITDA of $158.3 million

Q4 2010 Summary

●	Revenue of $450.2 million
●	Net income attributable to EnergySolutions of $6.3 million, or $0.07 per share
●	Net income attributable to EnergySolutions before non-cash impact of amortization of intangible assets of $0.12 per share
●	EBITDA of $46.5 million

Full Year 2010 Results

Revenue for the year ended December 31, 2010 totaled $1.75 billion, compared to $1.62 billion for the year ended December 31, 2009.  Gross profit for the year was $198.5 million, compared with $214.3 million for the prior year.  Selling, general and administrative expenses for the year ended December 31, 2010 were $132.5 million, compared with $124.0 million for the prior year.

Net loss attributable to EnergySolutions for the year ended December 31, 2010 was $22.0 million, or ($0.25) per share, compared with net income of $50.8 million, or $0.57 per share, for the prior year.

EBITDA for the year ended December 31, 2010 was $158.3 million, compared to $143.5 million for the prior year after adjustment for the full year effect of a $35.0 million non-cash goodwill impairment charge recorded in the second quarter of 2010.

The net loss attributable to EnergySolutions before the non-cash impact of amortization of intangible assets for the year ended December 31, 2010 was $5.3 million, or ($0.06) per share, compared with net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets of $70.5 million, or $0.80 per share, for the year ended December 31, 2009.

Reconciliations of net income attributable to EnergySolutions to EBITDA and to net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets are provided in the attached Table 4.

Fourth Quarter 2010 Results

Revenue for the fourth quarter of 2010 totaled $450.2 million, compared with $448.3 million in the fourth quarter of 2009.  Gross profit for the fourth quarter of 2010 was $62.3 million, compared with $73.4 million for the fourth quarter of 2009.  Selling, general and administrative expenses for the fourth quarter of 2010 were $35.5 million, compared with $37.2 million for the fourth quarter of 2009.

Net income attributable to EnergySolutions for the fourth quarter of 2010 was $6.3 million, or $0.07 per share, compared with net income attributable to EnergySolutions of $22.5 million, or $0.25 per share, for the fourth quarter of 2009.

Net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets for the fourth quarter of 2010 was $10.5 million, or $0.12 per share, compared with net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets of $27.7 million, or $0.31 per share, for the fourth quarter of 2009.

EBITDA for the fourth quarter of 2010 was $46.5 million, compared with $49.4 million for the fourth quarter of 2009.

Reconciliations of GAAP to non-GAAP financial measures are provided in the attached Table 4.

Business Segments – Fourth Quarter 2010

The results of the Company's four business segments are presented in Table 5 in the accompanying financial tables.

Federal Services

Federal Services revenue for the fourth quarter of 2010 totaled $80.2 million, compared with $86.8 million in the fourth quarter of 2009.  The decrease in revenue was due primarily to the completion of a contract in July 2010 to provide environmental remediation and waste management activities at a gaseous diffusion plant in Paducah, KY, and to reduced activity on the Isotek waste remediation project at the Oak Ridge National Laboratory.  These decreases were partially offset by increased subcontracting activity at a federal site in Portsmouth, Ohio.

Income from operations for the fourth quarter of 2010 was $3.5 million, compared with $6.6 million for the fourth quarter of 2009.  Operating margin declined to 4.4% for the fourth quarter of 2010, compared to 7.6% for the fourth quarter of 2009 due primarily to an unfavorable shift in project mix with increased activity on lower margin contracts as well as to increased labor and stock compensation expenses.

Equity in income of unconsolidated joint ventures was $3.0 million for the fourth quarter of 2010, compared with $1.6 million for the fourth quarter of 2009.  This increase was due primarily to increased income from the Hanford Tank contract.

Commercial Services

Commercial Services revenue for the fourth quarter of 2010 totaled $39.3 million, compared with $21.2 million for the fourth quarter of 2009.  The increase in revenue was due primarily to the initiation of activity on the Zion license stewardship project, as well as to modest increases in most other commercial service areas.

Loss from operations for the fourth quarter of 2010 was $4.3 million, compared with income from operations of $4.0 million in the fourth quarter of 2009.  Operating margin was negative 10.9% for the fourth quarter of 2010, compared to 19.1% for the fourth quarter of 2009.  The decrease in operating margin was due primarily to the accretion expense associated with the asset retirement obligation related to the Zion Station decommissioning, as well as to higher costs incurred on utility projects.

Logistics, Processing and Disposal

Logistics, Processing and Disposal (“LP&D”) revenue for the fourth quarter of 2010 totaled $76.3 million, compared to $83.9 million in the fourth quarter of 2009.  The decrease in revenue was due primarily to lower revenue from the shipment of manufactured tubes, which was partially offset by higher volumes of waste disposed at our Clive, Utah facility.

Income from operations for the fourth quarter of 2010 was $30.4 million, compared with $30.5 million for the fourth quarter of 2009.  Operating margin increased to 39.8% for the fourth quarter of 2010, compared to 36.3% for the fourth quarter of 2009.  The increase in operating margin was attributable primarily to a greater percentage of revenue coming from higher margin disposal services.

International

International revenue for the fourth quarter of 2010 totaled $254.3 million, compared to $256.4 million for the fourth quarter of 2009.  Excluding the effects of fluctuations in foreign currency exchange rates, International revenue for the fourth quarter of 2010 increased $5.9 million over the fourth quarter of 2009 due primarily to an increased recoverable cost base on our Magnox contracts.  International revenue was negatively impacted by $8.0 million due to foreign currency fluctuations in the fourth quarter of 2010.

Income from operations for the fourth quarter of 2010 was $15.3 million, compared with $19.8 million for the fourth quarter of 2009.  Operating margin dropped to 6.0% for the fourth quarter of 2010, compared to 7.7% for the fourth quarter of 2009.  The decrease in operating margin was due primarily to lower efficiency fees recognized on our Magnox contracts and to increased labor expenses.

Zion License Stewardship Project Accounting

As previously reported, EnergySolutions submitted a pre-clearance letter to the SEC requesting concurrence with its proposed accounting treatment for the Zion Station transaction that closed on September 1, 2010 to decommission Exelon’s nuclear power plant in Zion, Illinois.  The Zion Station transaction is a first-of-its-kind approach to decommissioning developed by EnergySolutions, involving accounting treatment that is without prior authority or precedence.

On March 23, 2011, after numerous discussions with the SEC’s Office of the Chief Accountant, EnergySolutions determined that the accounting methodology it will utilize for the transactions related to its Zion Station decommissioning and decontamination efforts differs from the accounting methodology proposed in the pre-clearance letter submitted to the SEC in the Fall of 2010.

The accounting methodology that will be used by EnergySolutions includes recording the following balances at the inception of the project: the nuclear decommissioning trust fund assets, deferred revenue, deferred tax liability, the asset retirement obligation, and deferred costs.  The income statements impact for transactions related to the asset retirement obligation will be included within cost of revenue, while earnings or losses from the trust fund investments will be included in other income (expense) in the consolidated statement of operations.

EnergySolutions determined that it will restate its previously filed condensed consolidated financial statement for the quarter ended September 30, 2010 as a result of these changes.  Additionally, it was determined that the planning contract revenue and gross margin previously recognized in the quarter ended September 30, 2010, was part of a multiple element contractual arrangement and the associated margin should be deferred and recognized over the duration of the project rather than recorded when completed.  A reconciliation of the restated unaudited condensed consolidated third quarter financial statements will be included in the Company’s 2010 Form 10-K.

CEO Commentary

Commenting on the quarter, Val Christensen, EnergySolutions President and CEO, said, “Our level of business activity in the fourth quarter was in-line with our expectations, although the accounting treatment finalized for our Zion license stewardship project created some changes in our third quarter results.  This change in accounting treatment increased our profitability in the third quarter of 2010 while it negatively impacted our profitability in the fourth quarter relative to our forecasts.”

“We have realigned our Company’s operations including the creation of a new business group dedicated to long-term stewardship projects, as well as the consolidation of our Commercial Services and International business groups into our new Global Commercial Group.  As part of this realignment, we have implemented business process improvements throughout the Company that we believe will enable us to deliver better products and services to our customers, while also enhancing efficiencies and reducing costs.  We are also encouraged by the progress we are making in our business development initiatives, and we believe they will develop into additional revenue streams for the Company in the years ahead,” said Mr. Christensen.

Outlook

The Company anticipates that 2011 will be a base building year as the Zion Station decommissioning project ramps up, and as the Company makes progress on the strategic initiatives it announced during 2010.  In addition, the Company anticipates possible reductions in some of its government-funded projects as well as some government project completions during 2011.

For the full year 2011, EnergySolutions expects EBITDA to be in the range of $130 to $140 million.

The Company’s outlook reflects the following assumptions:

●	A $14-16 million reduction in SG&A from full year 2010 expense levels resulting from business improvement and efficiency enhancement initiatives
●	An effective tax rate of 33-36%, exclusive of any unusual items
●	Capital expenditures in the range of $25-35 million

Forward-Looking Statements

Statements in this earnings release regarding future financial and operating results and any other statements about the Company's future expectations, beliefs or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the Company’s business process improvements, business development initiatives, outlook for 2011, strategic initiatives, government projects and EBITDA for 2011.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: (a) uncertain and weak economic conditions globally, including decreased credit availability for our customers and the decisions of individual customers to retain cash and reduce credit market exposure, (b) decreased tax revenue combined with increased demands on federal funding allocations reducing funds available for existing or proposed federal projects that we have been awarded or on which we would bid, (c) current regulatory initiatives, including the importation of nuclear waste into the U.S. and the disposal and storage of depleted uranium (d) the weakening of the pound sterling and the related currency translation impact on our business if the currency continues to weaken, (e) adverse public reaction that could lead to increased regulation or limitations on our activities, (f) uncertainty regarding the impact on our business of increased regulatory scrutiny of the nuclear waste industry in the U.S. and U.K., (g) decisions by our customers to reduce or halt their spending on nuclear services, (h) decisions by our commercial customers to store radioactive materials on-site rather than dispose of radioactive materials at one of our facilities, (i) the adverse impact of current or future financial conditions on the value of decommissioning trust funds, and continued competitive pressures in our markets. Additional information on potential factors that could affect the Company's results and other risks and uncertainties are set forth in EnergySolutions, Inc. filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended December 31, 2009.  The Company does not undertake any obligation to release publicly any revision to any of these forward-looking statements.

Conference Call Details

The EnergySolutions 2010 fourth quarter teleconference and webcast are scheduled to begin at 10:00 a.m. EDT, on Thursday, March 31, 2011.

Hosting the call will be Val Christensen, President and Chief Executive Officer, and William Benz, Chief Financial Officer.

To participate in the event by telephone, please dial (866) 510-0710 five to ten minutes prior to the start time (to allow time for registration) and reference the conference passcode 94688773. International callers should dial (617) 597-5378 and provide the same passcode.

A replay of the call will be available on Thursday, March 31, 2011, at 1:00 p.m. EDT through Thursday, April 7, 2011 at 11:59 p.m. EDT. To access the replay, dial (888) 286-8010 and enter passcode 94095215. International callers should dial (617) 801-6888 and enter the same passcode.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the company's web site at www.energysolutions.com by clicking on the "investor relations" tab at the top of the home page. An audio replay of the event will be archived on EnergySolutions' web site for 90 days.

About EnergySolutions, Inc.

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, the safe, secure disposition of nuclear waste, and research and engineering services across the fuel cycle.

For more information, please contact:

John Rasmussen
EnergySolutions, Inc.
(801) 649-2000
jarasmussen@energysolutions.com

-Financial Tables to follow-

Table 1

ENERGYSOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(dollars in thousands, except per share amounts)

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Revenue	$450,157	$448,346	$1,752,042	$1,623,893
Cost of revenue	(387,887)	(374,918)	(1,553,508)	(1,409,596)

Gross profit	62,270	73,428	198,534	214,297

Selling, general and administrative expenses	(35,476)	(37,225)	(132,542)	(123,955)
Impairment of goodwill	-	-	(35,000)	-
Equity in income of unconsolidated joint ventures	2,955	1,628	13,120	7,573

Income from operations	29,749	37,831	44,112	97,915

Interest expense	(19,113)	(8,614)	(71,487)	(30,403)
Other income (expenses), net	5,716	(231)	36,659	(961)

Income before income taxes and noncontrolling interests	16,351	28,986	9,284	66,551

Income tax (expense) benefit	(9,126)	(6,221)	(29,204)	(14,588)

Net income (loss)	7,226	22,765	(19,920)	51,963

Less: Net income attributable to noncontrolling interests	(893)	(246)	(2,081)	(1,131)

Net income (loss) attributable to EnergySolutions	$6,333	$22,519	$(22,001)	$50,832

Net income (loss) attributable to EnergySolutions per share:
Basic	$0.07	$0.25	$(0.25)	$0.58
Diluted	$0.07	$0.25	$(0.25)	$0.57

Number of shares used in per share calculations:
Basic	88,696,712	88,345,190	88,537,844	88,318,024
Diluted	88,696,712	88,594,954	88,537,844	88,436,385

Table 2

ENERGYSOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands)

ASSETS	December 31, 2010	December 31, 2009
Current assets:
Cash and cash equivalents	$60,192	$15,913
Accounts receivable, net of allowance for doubtful accounts	294,972	260,380
Nuclear decommissioning trust fund investments	110,328
Other current assets	220,116	153,213
Total current assets	685,608	429,506

Property, plant & equipment, net	122,649	122,696
Goodwill	480,398	516,849
Other intangible assets,net	283,500	310,203
Nuclear decommissioning trust fund investments	694,754
Restricted cash and decontamination and decommissioning deposits	338,408	24,273
Deferred Costs	650,270
Other noncurrent assets	169,912	107,648

Total assets	$3,425,499	$1,511,175

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$5,600	$19,071
Accounts payable	101,229	110,247
Accrued expenses and other current liabilities	197,034	167,503
Facility and equipment decontamination and decommissioning liabilities	110,328	-
Unearned revenue, current portion	117,802	12,447
Total current liabilities	531,993	309,268

Long-term debt, less current portion	834,560	505,040
Facility and equipment decontamination and decommissioning liabilities	711,419	63,488
Unearned revenue	654,643
Other noncurrent liabilities	214,346	133,217

Total liabilities	2,946,961	1,011,013

EnergySolutions stockholders' equity	475,636	499,045
Noncontrolling interests	2,902	1,117

Total equity	478,538	500,162

Total liabilities and equity	$3,425,499	$1,511,175

Table 3

ENERGYSOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(dollars in thousands)

	For the Year Ended December 31,
	2010	2009

Cash Provided by Operating Activities	$111,320	$52,183

Investing Activities
Purchases of property, plant and equipment	(17,034)	(24,389)
Purchase and sale of investments in nuclear decommissioning trust fund	(16,266)
Purchases of intangible assets	(1,184)	(703)
Proceeds from sale of property, plant and equipment	215	13
Cash Used in Investing Activities	(34,269)	(25,079)

Financing Activities
Net proceeds from issuance of senior notes	296,070
Net proceeds from issuance of long-term debt	546,000
Retirement of long-term debt	(519,111)
Restricted cash held as collateral of letter of credit obligations	(315,035)
Repayments of long-term debt	(2,800)	(47,646)
Dividends to stockholders	(6,638)	(8,823)
Other items	(31,544)	(7,688)
Cash Used in Financing Activities	(33,058)	(64,157)

Effect of Exchange Rate on Cash	287	4,518

Increase (Decrease) in Cash and Cash Equivalents	$44,279	$(32,535)

Amortization of Intangible Assets	$25,686	$25,271
Depreciation	$20,535	$20,917

Table 4

ENERGYSOLUTIONS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO ENERGYSOLUTIONS TO
EBITDA AND TO NET INCOME ATTRIBUTABLE TO ENERGYSOLUTIONS BEFORE
THE IMPACT OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)
(dollars in thousands, except per share amounts)

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Reconciliation of net income attributable to EnergySolutions to EBITDA:
Net income (loss) attributable to EnergySolutions	$6,333	$22,519	$(22,001)	$50,832
Interest expense	19,113	8,614	71,487	30,403
Interest rate swap loss (gain)	(545)	(249)	(1,636)	1,465
Income tax expense (benefit)	9,126	6,221	29,204	14,588
Depreciation expense	6,008	5,749	20,535	20,917
Impairment of goodwill	-	-	35,000	-
Amortization of intangible assets	6,459	6,543	25,686	25,271
EBITDA	$46,494	$49,397	$158,275	$143,476

Reconciliation of net income attributable to EnergySolutions to net income (loss) attributable to EnergySolutions before the impact of amortization of intangible assets:
Net income (loss) attributable to EnergySolutions	$6,333	$22,519	$(22,001)	$50,832
Amortization of intangible assets	6,459	6,543	25,686	25,271
Income tax expense related to amortization of intangible assets (1)	(2,261)	(1,363)	(8,990)	(5,635)
Net income (loss) attributable to EnergySolutions before the impact of
amortization of intangible assets	$10,531	$27,699	$(5,305)	$70,468

Net income (loss) attributable to EnergySolutions before the impact of amortization of intangible assets per share:
Basic	$0.12	$0.31	$(0.06)	$0.80
Diluted	$0.12	$0.31	$(0.06)	$0.80

Number of shares used in per share calculations:
Basic	88,696,712	88,345,190	88,537,844	88,318,024
Diluted	88,696,712	88,594,954	88,537,844	88,436,385

(1) 2010 amounts are calculated using an assumed 35% tax rate

The Company defines EBITDA as net income (loss) attributable to EnergySolutions plus interest expense (including the effects of interest rate derivative agreements), income taxes, depreciation, impairment charges and amortization.  The Company uses EBITDA as a key indicator of its operating performance and for planning and forecasting future business operations. EBITDA, as presented in this release, is a supplemental measure of the Company's performance that is not required by, or presented in accordance with, generally accepted accounting principles in the United States ("GAAP"). EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of the Company's liquidity.

The Company's measurement of EBITDA may not be comparable to similarly titled measures of other companies. the Company has included information concerning EBITDA in this release because it is used by management to measure operating performance and because the Company believes that such information is often used by certain investors and analysts as a measure of a company’s historical performance and for modeling.

EBITDA has limitations as an analytical tool, and investors should not consider it in isolation, or as a substitute for analysis of the Company's operating results or cash flows as reported under GAAP. Some of these limitations are:

•	It does not reflect the Company's cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	It does not reflect changes in, or cash requirements for, the Company's working capital needs;
•	It does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company's debt;
•	Although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;
•	It is not adjusted for all non-cash income or expense items that are reflected in the Company's statements of cash flows; and
•	Other companies in the Company's industry may calculate these measures differently than the Company does, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA only for supplemental purposes.

The Company defines net income attributable to EnergySolutions before the impact of amortization of intangible assets as net income attributable to EnergySolutions plus amortization expense of intangible assets, net of the related income tax expense. These non-GAAP measures may be useful to investors seeking to compare the Company's operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting the Company's business than GAAP measures alone. These measures should not be considered as substitutes for net income attributable to EnergySolutions, as determined in accordance with GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

Table 5

ENERGYSOLUTIONS, INC.
REPORTING SEGMENT INFORMATION (UNAUDITED)
(dollars in thousands)

	For the Quarter Ended December 31,				For the Year Ended December 31,
	2010		2009		2010		2009

Revenue
Federal Services	$80,235		$86,825		$343,063		$304,634
Commercial Services	39,317		21,221		128,817		87,305
LP&D	76,342		83,918		265,739		244,217
International	254,263		256,382		1,014,423		987,737
Total Revenue	$450,157		$448,346		$1,752,042		$1,623,893

Gross Profit
Federal Services	$7,915	9.9%	$10,525	12.1%	$32,042	9.3%	$38,358	12.6%
Commercial Services	(2,367)	-6.0%	5,344	25.2%	10,492	8.1%	22,007	25.2%
LP&D	33,380	43.7%	32,655	38.9%	98,742	37.2%	91,958	37.7%
International Operations	23,342	9.2%	24,904	9.7%	57,258	5.6%	61,974	6.3%
Total Gross Profit	$62,270	13.8%	$73,428	16.4%	$198,534	11.3%	$214,297	13.2%

Income from Operations
Federal Services	$3,514	4.4%	$6,590	7.6%	$15,091	4.4%	$22,726	7.5%
Commercial Services	(4,280)	-10.9%	4,049	19.1%	3,896	3.0%	15,708	18.0%
LP&D	30,380	39.8%	30,475	36.3%	89,666	33.7%	84,067	34.4%
International	15,281	6.0%	19,849	7.7%	34,154	3.4%	43,121	4.4%
Total income from operations before corporate selling, general and administrative expenses and equity in income of unconsolidated joint ventures	44,895	10.0%	60,963	13.6%	142,807	8.2%	165,622	10.2%
Corporate selling, general and administrative expenses	(18,101)		(24,760)		(76,815)		(75,280)
Impairment of goodwill	-		-		(35,000)		-
Equity in income of unconsolidated joint ventures	2,955		1,628		13,120		7,573
Total Income from Operations	$29,749		$37,831		$44,112		$97,915